Exhibit 14


          NORTHERN EMPIRE BANCSHARES - CODE OF CONDUCT AND ETHICS
                       FOR EMPLOYEES AND DIRECTORS

Revised:  April, 2005








         NORTHERN EMPIRE BANCSHARES - CODE OF CONDUCT AND ETHICS
                       FOR EMPLOYEES AND DIRECTORS




I.     INTRODUCTION

II.    FRAUDULENT ACTS

III.   PROTECTING THE COMPANY ASSETS AND RECORDS

A.  Proper Usage of Property
B.  Document Integrity
C.  Proper Maintenance and Destruction of Records
D.  Searches Related to Bank Records
E.  Records on Legal Hold

IV.    CONFIDENTIAL INFORMATION

A.  General
B.  Confidential Information About the Company
C.  Protecting "Customer" Information
D.  Suspicious Activity Reports
E.  The Company Examination Reports
F.  Disclosure of Corporate News and Information

V.     ACCEPTING GRATUITIES

VI.    FAIR DEALING

VII.   CONFLICTS OF INTEREST

A.  Examples of Conflicts of Interest
B.  Special Rules For Employees Handling "Insider" Transactions
C.  Additional "Insider" Rules on Conflicts of Interest
D.  Political Contributions and Expenditures
E.  Outside Activities
F.  Payments to Government Personnel
G.  Advice to Clients

VIII.  OBLIGATIONS UNDER SECURITIES LAWS - "INSIDER" TRADING

IX.    PERSONAL FINANCIAL AFFAIRS

A.  General
B.  Securities
C.  Speculations
D.  Borrowing
E.  Expense Accounts

X.     DISCRIMINATION AND HARASSMENT

XI.    HEALTH AND SAFETY

XII.   ENFORCEMENT OF THIS CODE

XIII.  REPORTING OF MISCONDUCT

A.  Reporting of Wrong Doing NOT Related to Accounting or Auditing Matters
B.  Reporting Misconduct Related to Accounting or Auditing Matters
C.  Failure to Report
D.  No Retaliation
E.  Whistle Blower Rights & Responsibilities Under California Law

CERTIFICATIONS



         NORTHERN EMPIRE BANCSHARES - CODE OF CONDUCT AND ETHICS
                       FOR EMPLOYEES AND DIRECTORS

I.     INTRODUCTION

The following Code of Conduct and Ethics is the policy of Northern Empire Bancshares and its subsidiary, Sonoma National Bank (herein together called the "Company"). This expectation of ethical behavior is inherent in the fundamental aspects of our company. Concern about ethical behavior is not new, but given the current environment where the consequences of ethical transgressions for both the Company and the individual are heightened, it is even more important for everyone in the Company to fully understand and support a policy of ethics and accountability.

The following policy reflects the Company's commitment to the highest standard of ethical conduct in the course of fulfilling our mission of being a premier independent community bank. We are committed to providing quality financial services and superior customer service to small and medium sized businesses, the real estate industry, professionals and consumers of our community in a fair and consistent manner, while protecting the integrity of our shareholders' investments.

Adherence to the standards of ethical conduct set forth in this document is an integral part of the Company's long-range goals of attracting quality officers and staff, ensuring proper stewardship of our resources and attracting and maintaining long-term business relationships with our clients.

Directors, executive officers, staff and others acting on behalf of the Company are expected to maintain the highest ethical standards, observing applicable policies, procedures, regulations, laws and professional principles. The absence of a specific guideline or instruction covering a particular situation does not relieve an individual of the responsibility to apply the highest ethical standard when reacting to a situation. The principals described here are general. Review all applicable policies and procedures for additional instruction, including the Employee Handbook.

II.    FRAUDULENT ACTS

Employees and Directors have an obligation to act within the law at all times, both as a citizen and as a member of the Company.

The following conditions are examples of actions which may lead to discharge and/or criminal civil money penalties. This is not an inclusive list.

   Check fraud, money laundering, kiting, counterfeiting;

   Knowingly violate state/federal banking regulations, including allowing a customer to structure transactions in violation of the Bank Secrecy Act;

   Accept a fee, gift or commission in exchange for extending credit or other banking service;

   Intentionally certify a check on an account where there are non-sufficient funds;

   Steal, embezzle, or misapply Company funds or assets, defalcation;

   Threaten with violence to hasten the repayment of a debt (extortion);

   Make false entries or records or knowingly mispost accounts;

   Allow or encourage a customer to state false information on a loan application or other Company documents or other loan fraud;

   Knowingly make loans to bank examiners;

   Failure to disclose knowledge of a crime could make an employee an accessory;

   Misuse of position, self dealing, false statements;

   Insider trading or "tipping";

   Falsification of information of any employment application;

   To destroy or conceal or alter Company records or pertinent information during a legitimate investigation.

The Company must report known or suspected criminal activity of employees or directors, including insider abuses, to the Federal Crimes Enforcement Network (FINCEN) and subsequently to the Board of Directors. Appropriate law enforcement agencies and the Office of the Comptroller would be contacted as appropriate.

III.   PROTECTING THE COMPANY ASSETS AND RECORDS

A.  Proper Usage of Property

    Employees and Directors are not permitted to use the building or any of the facilities for personal use after business hours without prior authorization by management.

    The Company, upon disclosure to and approval of the Board, may make the use of its facilities, real or personal property, or personnel available to "insiders" (Executive Officers, Directors, Principal Shareholders and related interests) only upon payment of a reasonable fee to the Company. The circumstances must be beneficial to the Company, and not unduly burden the Company, its facilities or personnel. This use must not be an unfair granting of a benefit to the insider, or be any benefit not otherwise available to any other Company customer.

    Abuse, destruction, waste or theft of equipment or facilities or materials is strictly prohibited.

    Desks, storage areas, work areas, file cabinets, credenzas, computer systems, office telephones, modems, facsimile machines, copiers, Company vehicles, records, whether computer generated or stored, or on paper, including intangible property, books, notebooks, manuals, documents, reports, data, etc. are the Company's property and must be maintained according to this policy. Such property is to be used only for work purposes, except as provided in this policy.

    The Company's computer systems and other technical resources, including any voice mail, facsimile machines, or email systems, are provided for use in the pursuit of Company's business and are to be reviewed, monitored and used only in that pursuit, except as provided in this policy. There should be no assumption of privacy in the sending of emails, phone messages, or faxes. All content should be professional, non-derogatory and highly defendable in a court of law. Software unnecessary or inappropriate for the performance of work-related tasks should not be loaded onto or maintained in Company's P.C.s. Prior management approval should be obtained before using P.C.s for personal use nor should personal files/records be stored on Company P.C.s.

    Employees are permitted to use the Company's equipment for occasional, non-Company purposes with permission from their direct supervisors and only in an appropriate manner. All bills and other documentation related to the use of the Company's equipment or property are the property of Company. Employees may access only files or programs, whether computerized or not, that they have permission to enter. Unauthorized review, duplication, dissemination, removal, damage or alteration of files, passwords, computer systems or programs, or other property of Company, or improper use of information obtained by unauthorized means, is not allowed. Company recognizes that employees may occasionally find it necessary to use telephones for personal business for local calls if not excessive. The personal use of Company stationery, supplies, postage meters, etc. is against Company policy.

    Good judgment should be exercised at all times to avoid the use of the Company's name or its logo in any manner which may imply the Company's endorsement of any outside activity or product. Requests for the Company endorsement and/or use of the Company name/logo require approval from executive officers and legal counsel.

    All of the Company's property shall be returned on termination of employment.

    See the Company Acceptable Usage Policy and the Security Manual for further guidelines in these areas.

B.  Document Integrity

    The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

      no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

      transactions be supported by appropriate documentation;

      the terms of loans, investments and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

      all staff members comply with our system of internal controls; and

      no cash or other assets be maintained for any purpose in any unrecorded or "off-the-books" fund.

    The Company's accounting records are also relied upon to produce reports for management, shareholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting records in preparing the periodic reports that we file with the SEC. These reports must provide full, fair, accurate, timely disclosure of our financial condition. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and contain all of the information about the Company that would enable shareholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting. In addition, certain Company Financial Officers agree to abide by the Company's separate "Financial Code of Ethics".

C.  Proper Maintenance and Destruction of Records

    The Company has developed various procedures in managing records. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm and all other media. We are required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing records. Civil and criminal penalties for failure to comply with such guidelines can be severe to and including termination of employment or business relationship at the Company's sole discretion. Retention periods for various Company records shall be followed.

D.  Searches Related to Bank Records

    The Company reserves the right at all times, and without prior notice, to inspect and search any and all Bank property for the purpose of determining whether any policy has been violated, or whether such inspection and investigation is necessary for purposes of promoting safety in the workplace or compliance with state and federal laws. Such inspections may be conducted during or after business hours and in the presence or absence of the employee.

    There is no right of privacy as to any information or file maintained in or on the Company's property or transmitted or stored through the Bank's computer systems, voice mail, email or other technical resources. For purposes of inspecting, investigating or searching employee's computerized files or transmissions, voice mail or email, the Company may override any applicable passwords or codes in accordance with the best interests of the Company, its employees, or its clients, customers or visitors.

E.  Records on Legal Hold

    A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. Legal counsel determines and identifies what types of Company records or documents are required to be placed under a legal hold. Failure to comply may result in disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion, and potentially to criminal prosecution. Records or supporting documents that have been placed under a legal hold must not be destroyed, altered or modified under any circumstances. A legal hold remains effective until it is officially released in writing by the Company's legal counsel. If unsure whether a document has been placed under a legal hold, preserve and protect that document and check with counsel.

IV.    CONFIDENTIAL INFORMATION

A.  General

    Employees and Directors agree not to use or divulge, disclose, or communicate to any person or company, in any manner whatsoever, any confidential information of any kind concerning the business of the Company, even after termination from the Company.

    Confidential information about the Company or about present and prospective customers, suppliers, shareholders and other staff members must be held in the strictest of confidence. It is to be used solely for corporate purposes and never for personal gain. Under no circumstances should such information be transmitted to persons outside the Company, including family or associates, or to other employees of the Company unless they have a legitimate business need to know such information to discharge their duties. Idle gossip and indiscreet statements are strictly prohibited. In general, we can disclose information to others outside the Company only as permitted by Company policies and by law. See the Financial Privacy Policy section of the Compliance Manual and the Security Manual for additional guidelines.

B.  Confidential Information About the Company

    Confidential information includes information generally not made known about the business of the Company, nor its manner of operation. For example confidential information includes the names or practices of any of its customers; its marketing methods and related data; the names and personal data of any of its employees, vendors or suppliers; referral sources for business; preferred providers; the costs for its products or services; lists or other written records used in Company's business; operational data; compensation paid to employees and other terms of employment; training methods; new products or services or new uses for old products or services; sales techniques; contracts and licenses; business systems; and computer programs. From time to time during his or her employment, additional confidential information as described above may be developed or obtained by Employee, and is included as confidential information.

    The confidential information of Company is important, material, and a trade secret that affects the successful conduct of Company's business and its goodwill. The Company is entitled to seek a court injunction prohibiting Employee's disclosure of confidential information in addition to other legal remedies.

    If authorized to reveal confidential information to another, specifically designate such information as confidential. For example, when providing material nonpublic information to accountants or other consultants who have been retained to assist in an acquisition, make it clear such information is confidential in order to avoid "tipper" liability under the securities laws. Before revealing confidential information to outsiders, ascertain whether outside law firms, rating services, investment banks, accountants and other outside consultants to whom confidential information may be given have confidential or "inside information" compliance procedures in place to guard against any misuse of such information by members of such firms.

C.  Protecting "Customer" Information

    "Customer" information must be protected against unauthorized access, modification, destruction, disclosure or release to unauthorized parties. Employees must follow applicable policies and procedures and safeguard information in whatever form it exists (e.g., electronic or hard copy). Please refer to our Customer Privacy Policy, Financial Privacy Policy, and Security Manual. Deliberate or willful violations of existing policies for protecting Customer information or negligent failure to protect Customer information properly may result in disciplinary action, including termination.

D.  Suspicious Activity Reports

    It is unlawful to disclose to a customer or other person who is the subject of a suspicious activity report the contents or existence of a Suspicious Activity Report. Only discuss a SAR with other Company employees who have a need to know, the Company's counsel and law enforcement officials, as appropriate.

E.  The Company Examination Reports

    Periodically, various regulatory agencies examine the Company (and its affiliates).The reports generated as a result of the examination usually remain the property of the issuing agency and are considered strictly confidential. Employees are prohibited from disclosing any information contained in or related to such examination reports. These prohibitions may extend to subpoenas. If a subpoena requests such information, consult with the Company's legal counsel.

F.  Disclosure of Corporate News and Information

    Financial information about the Company is not to be released to anyone unless it is included in a published report or otherwise made generally available to the public. Any questions concerning the disclosure of confidential information should be referred to the appropriate executive officers of the Company.

V.     ACCEPTING GRATUITIES

The Company policy strictly prohibits any of its employees, officers, directors, agents or attorneys from:

1. Soliciting for themselves or for a third party (other than the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company.

2. Accepting anything of value (other than normal authorized compensation) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Appropriate Exceptions to this Rule:

There are a number of instances where a Company employee, without risk of corruption or breach of trust, may accept something of value from someone doing or seeking business with the Company. The most common examples are the business luncheon or a holiday season gift.

In general, it is permissible if acceptance is based on (a) a family or personal relationship independent of the Company; or (b) if the benefit is available to the general public under the same condition on which it is made available to the employee; or (c) if the benefit would be paid by the Company as a reasonable business expense if not offered by the party such is the case with entertainment expense incurred during bonafide business discussions; (d) acceptance of loans from other financial institutions on customary terms to finance usual activities such as home mortgage loan;
(e) acceptance of promotional material of nominal value such as pens, pencils, key chains, etc.; (f) acceptance of discounts or rebates on merchandise or services that don't exceed those available to other customers; (g) acceptance of a gift of modest value related to commonly recognized events or occasions, such as a promotion, new job, wedding, entertainment, etc. not to exceed $100.00; (h) acceptance of civic, charitable, or organization rewards for recognition of service; (i) on a case-by-case basis there may be circumstances when the Company may approve acceptance of something of value in connection with Company business, provided the approval is obtained in writing, fully disclosing all relevant facts demonstrating its consistency with the rules/laws. The written request will be made to the President (or if the President, then to the Board) who will determine if what has been accepted is reasonable and does not threaten the Company?s integrity. The President will keep such records for review.

These rules are based on the rulings of the Company Bribery Amendments Act of 1985. The penalty for violations of these rules can result in punishment of fines and imprisonment.

VI.    FAIR DEALING

We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or there are any questions about the legality of proposed information gathering, consult with the Bank's Compliance Officer or the Company's counsel.

We are expected to deal fairly with our clients, suppliers, employees and anyone else with whom we have contact. Do not take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair dealing practice.

Staff members involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors. We do not base the sale and/or provision of services to a client upon the condition that the client must purchase other services from us or upon the condition that the client is prohibited from dealing with other suppliers of such services.

The making of disparaging remarks regarding our competitors is inappropriate and unethical. Our strategy is to emphasize the quality and competence of our staff and services. Staff members are prohibited from involving the Company in arrangements with competitors which provide for the setting or controlling of rates, prices or marketing policies.

VII.	CONFLICTS OF INTEREST

Directors, officers and employees have an obligation to promote the best interest of the Company at all times. Directors, officers and employees should not have any undisclosed, unapproved financial or other business relationships with suppliers, customers or competitors that might impair the independence of any judgment they may need to make on behalf of the Company. Conflicts of interest would also arise if a director, officer or employee, a member of his or her family, or his or her company, receives improper benefits as a result of his or her position in the Company, or as a result of privileged information within the Company.

Directors, officers and employees are expected to conduct their private business and personal activities in a manner that avoids conflicts of interest. The appearance of a conflict of interest may be just as damaging as an actual conflict of interest and, therefore, must be equally avoided.
A "conflict of interest" is defined as any situation where an individual has two or more duties or interests that are mutually incompatible.

A.  Examples of Conflicts of Interest

    An officer, employee or director contemplating a transaction that does or may involve a conflict of interest must obtain the prior approval of the Board of Directors. The following activities are a few examples:

      handling or processing any aspect of a banking transaction that is your own transaction or that of a family member or related company.

      a direct or indirect financial interest including joint ventures or directorship in or with a supplier, customer or prospective customers.

      making personal investments, joint ventures, or participating in a customer's or a supplier's business, unless the stock is traded on a recognized stock exchange, to avoid any unfair advantage gained from knowledge from information the Company has obtained.

      selling or leasing goods or services to the Company by a director would require prior disclosure and approval by a majority of disinterested directors. In addition, the terms and conditions of such transactions must not be less favorable than those offered to others. A director, or his firm, cannot sell securities to the Company.

      receiving discounts on purchases from suppliers or customers because of business relationships with the Company.

      giving preferential treatment to a customer, supplier or prospective customer because of any favor, gratuity or outside business relationship with such customer, supplier or prospective customer.

      using position to benefit relatives or their businesses.

      signing on a customer's account or safe deposit box unless the employee/director is an owner/trustee/or a spouse.

      enjoying an advantage over the general public in the purchase of Company property including real estate, autos, securities or other property.

      becoming involved in real estate projects or other ventures being financed by the Company or other Companies on a reciprocal basis, without disclosing full details.

      having an outside directorship that may conflict with the Company or failing to abstain from, not be physically present during negotiations, presentations, recommendations, or approvals of any extension of credit or other business transactions involving the other company, even if the company is a non-profit.

B.  Special Rules For Employees Handling "Insider" Transactions

    For these purposes, "insider" shall include: Executive Officers, Directors, Principal Shareholders, and each of his or her related interests (see Reg. O.). Their transactions will be handled as follows:

      All transactions with insiders will be made on substantially the same terms as those afforded other Company customers to avoid any appearance of preferential treatment. That is to say, to remain distant, objective, impartial, avoiding reciprocity or a cooperative interchange of favors or privileges.

      Special attention will be paid by the Board to any potentially excessive salaries and bonuses, directors' fees, fees paid where there is no apparent benefit to the Company, and fees paid for services not yet received.

      No extensions of credit shall be granted to any insider of the Company on more favorable terms, such as a lower interest rates charged, lax underwriting standards, and/or extended maturities. They will carry no more risk of failure to repay and shall be in compliance with Regulation O.

      No deposits shall be accepted from any insider on more favorable terms than other customers, including higher interest rates or longer or shorter maturities.

      If any fees or terms are found by the Board to be excessive, the Board shall take prompt corrective action, including requiring restitution to the Company, to remedy the situation.

C.  Additional "Insider" Rules on Conflicts of Interest

    The Board of Directors will take the lead in protecting the Company from conflicts of interest. Therefore, detailed disclosure of insiders' activities with the Company shall be made to the Board as follows:

    Any actual or potential conflict of interest regarding insiders shall be promptly disclosed to the Board for consideration whether intended or unintended. The Board will retain final authority to approve any transaction of the Company with an insider of the Company. Any involved insider will abstain from the Board's approval process on any transaction in which the insider may benefit directly or indirectly from the Board's decision.

    Any insiders' "related interests" shall be disclosed to the Board.
    A related interest is any business entity that an insider is an officer or director of and in which the insider owns 10 percent of any class of voting securities, or any business entity in which the insider owns, controls, or has the power to vote 25 percent of any class of voting securities or controls the election of a majority of directors or has the power to exercise controlling influence over the policies or management. It also includes any political or campaign organization controlled by, or that benefits, an insider. Additionally, for executive officers, the term includes a partnership that the executive officer is a member of and of which the executive officer, or all executive officers of Company in the aggregate, own 50 percent or more.

    Insiders' transactions with the Company will be promptly and fully disclosed to the Board. Fees and payments to insiders will be appropriate based on the type, level, quality, and value of goods or services the Company is receiving. Fees and other payments will directly relate to, and be based solely upon, the fair value of goods or services received, compensate the provider only for goods or services that meet legitimate needs of the Company, and be made only to service providers who have the necessary expertise to provide the services.

    No insider of the Company shall use any inside information to improperly profit by means of any security transaction. The Board shall make the final determination on any questionable insider information-related transactions made by an insider.

D.  Political Contributions and Expenditures

    This policy statement is intended to reiterate and clarify the prohibitions on political contributions by a national Company.

    The Federal Election Campaign Act of 1971, as amended, makes it unlawful for a national Company to make any contribution or expenditure in connection with any election to any political office, or in connection with any primary election or political convention or caucus held to select candidates for any political office. The prohibition applies to all federal, state, and local elections, political conventions, and caucuses. In addition, it is unlawful for any officer or director of a national bank to consent to any political contribution or expenditure prohibited by the Act, and it is unlawful for any candidate, political committee, or other person to knowingly accept or receive a political contribution or expenditure prohibited by the Act.

    The prohibitions of the Act also extend to other forms of political contributions or expenditures by national banks, including, but not limited to, the purchase of tickets to political dinners or other political fundraising events, advertisements in political literature, and donations of goods or services in connection with political fundraising events and activities.

    The term "contribution or expenditure" is defined broadly, and includes any direct or indirect payment, distribution, loan (except a loan of money by a national bank made in accordance with the applicable banking laws and regulations and in the ordinary course of business), advance, deposit, or gift of money, or any services, or anything of value to any candidate, campaign committee, political action committee, or political party or organization in connection with any election.

E.  Outside Activities

    Employees and Directors should conduct their affairs outside the Company with honesty and integrity.

    Employees and Directors are encouraged to use their talents outside the Company to improve the community through charitable and civic involvement. However, outside activities are a problem when they hinder an employee's duties at the Company. Be sure to get prior approval if such activities compete with work time. Avoid activities that compete with the Company for business opportunities.

    Outside employment is permitted only if it:
  -   is disclosed to an Executive Officer through immediate supervisor
  -   will not interfere with work assignments or performance
  -   will not involve the possibility of adverse publicity to the Company
  -   is not with a competitor, supplier or customer
  -   does not imply sponsorship by the Company
  - does not involve serving as a director, officer, consultant, or employee of:
     - another Company, trust company, mutual savings Company having capital stock or the like (15 U.S.C.Sect.79q(c))
     -  a dealer in securities (12 U.S.C. Sect.78)
     - a public utility holding company or its affiliates (15 U.S.C. Sect.79q(c)) an interstate power company (16 U.S.C. Sect. 825d(b)) or having certain specified affiliations with
     -  a registered investment company (15 U.S.C.Sect.80a-10c) or
     -  an indentured trust (16 U.S.C.Sect.77jjj(b))

    In addition, Regulation L of the Federal Reserve System prohibits directors from serving as directors of financial institutions in the same community or one that is contiguous or adjacent within ten miles.

F.  Payments to Government Personnel

    The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

    In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

G.  Advice to Clients

    1.  Tax or Legal Advice

        Never say anything to customers that could be interpreted as legal or tax advice.

    2.  Referrals

        Do not recommend specific attorneys, brokers, appraisers, accountants, vendors, etc., to customers. Give them several alternatives without showing a preference.

    3. NARD Approved Securities Brokers, Tax Preparer, Real Estate Agents, Real Estate Broker and Real Estate Appraiser

        It's against policy to individually provide these services for others. Employees may be licensed in these activities, but they may not use the license while employed by the Company.

VIII.  OBLIGATIONS UNDER SECURITIES LAWS - "INSIDER" TRADING

The utmost care must be exercised when handling material "inside" information about our Company or the companies we deal with. Anyone possessing inside information must not disclose such information until such information has been formally disclosed to the public. We must not use "material inside information" in connection with the buying, trading, or selling of the stock of our Company or companies we deal with, including "tipping" others who might make an investment decision on the basis of that information. This is called "insider trading", which is not only unethical, it is illegal.

"Material inside information" is non-public information which would reasonably be expected to either (i) affect the price of the securities or
(ii) be important to an investor in deciding whether to buy or hold the stock.

    A few examples of material information include:

    (a) merger discussions,

    (b) plans to declare a dividend,

    (c) plans to disclose a significant increase or decrease in earnings,

    (d) significant changes in management,

    (e) call of securities for redemption.

We have adopted a separate "Statement of Policy on Securities Trading by Company Personnel" for certain officers and all directors; which contains further detail on prohibitions and requirements relating to transactions involving the Company's shares including preclearance requirements and blackout periods.

IX.    PERSONAL FINANCIAL AFFAIRS

A.  General

    Three general principals of conduct apply here:

    1. Make prudent investments. Do not use Company resources or influence to further one's investments. An employee's investments should not interfere with the Company's business opportunities.

    2.  Refrain from anything that would imply financial irresponsibility.

    3. An employee/director should not mismanage his/her Company accounts. See the Company's overdraft policy.

B.  Securities

    Before making investments in corporate securities of a privately held corporation who are customers, follow the Conflict of Interest section of this policy.

C.  Speculations

    Manage any speculations carefully to avoid appearance of impropriety.

D.  Borrowing

    Do not borrow from fellow employees.

    Do not borrow from Company customers (not in the business of lending) unless through use of your personal or business credit card when making a purchase.

    There are certain Executive Officer, Director and Major Stockholder borrowing limitations/disclosure requirements when borrowing at the Company or other financial institutions. See Regulation O Section of Loan Compliance Manual for details.

E.  Expense Accounts

    Falsifying an expense account constitutes grounds for dismissal.

    Report only reasonable costs associated with travel, entertainment, and education. Employees and Directors will be reimbursed for expenses incurred on behalf of Company-related business. These expenses must be itemized and reported on the Employee Expense Report and submitted monthly including supporting documentation. Each expense report must receive the approval of the direct manager and senior management before reimbursement will be provided. Allowable Company-related expenses would include meals, mileage for use of employee's automobile, tolls, lodging, airfare or other Company-business related expenses. Travel and entertainment expenses do not include alcohol.

X.     DISCRIMINATION AND HARASSMENT

The diversity of the Company's employees and customer base is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of our business and will not tolerate any illegal discrimination or harassment of any kind. Employees and directors shall treat employees, customers, loan applicants, potential depositors, or vendors in a fair manner that avoids impartiality, personal bias, discriminative, disparate treatment, or harassment.

Examples of unacceptable conduct include: derogatory comments based on racial or ethnic characteristics; unwelcome sexual advances; violent and threatening behavior; discrimination on the basis of race, gender, national origin, age, religion, sexual orientation or other improper characteristic. Please consult the Company's Employee Handbook for more detailed information about our anti-discrimination, equal employment opportunity and harassment policies.

XI.    HEALTH AND SAFETY

The Company strives to provide each staff member with a safe and healthful work environment. Each staff member has responsibility for maintaining a safe, non-violent, and healthy workplace for all employees by following safety and health rules; reporting accidents, injuries and unsafe conditions. Our staff is expected to be fit for duty and capable of performing job duties in a safe and productive manner free from substance abuse. See the Employee Handbook and Safety Policy for additional guidelines.

XII.   ENFORCEMENT OF THIS CODE

Deviations from these standards will not be tolerated. Deviations will be subject to disciplinary action up to and including termination of employment or directorship. The Company reserves other rights and remedies as well.

Disciplinary action will be taken against any individual who is found to have authorized, condoned, participated in, or concealed actions that violate these standards. Action will also be taken against any individual who knowingly falsely accuses another employee of a violation of a law, policy or the Code of Ethics or raises any ethical or compliance issue under false pretenses. In addition, action will be taken against any supervisor who disregards or approves a violation, or who fails to prevent or report violations, and against supervisors who retaliate, directly or indirectly, or encourage others to retaliate against an employee who reports a violation of these standards.

XIII.  REPORTING OF MISCONDUCT

A.  Reporting of Wrong Doing NOT Related to Accounting or Auditing Matters

    Activities and conduct inconsistent with this code should be reported in writing to the Company's Auditor/Risk Manager or the CEO. The act of reporting a questionable situation does not necessarily imply that a violation exists, but affords the opportunity for review. A meeting may then be arranged with the employee to provide additional information if necessary. Audit Committee may then arrange for a full investigation of the matter.

B.  Reporting Misconduct Related to Accounting or Auditing Matters

    To comply with the requirements of the Sarbanes-Oxley Act pertaining to accounting or auditing matters only, the Company has adopted the following procedures:

    1.  Purpose

        The following are procedures for:

        (a) the receipt, retention, and treatment of complaints received by the Company, regarding accounting, internal accounting controls, or auditing matters; and

        (b) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

    2.  Complaints Received By the Company

        The Company shall forward to the Audit Committee any complaints received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

    3.  Confidential Submissions to Audit Committee

        Any employee of the Company may submit, on a confidential basis if the employee so desires, any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters by setting forth such concerns in writing and forwarding them in a sealed envelop marked confidential to:

          Mr. William E. Geary
          Company Audit Committee Member
          c/o Geary, Shea & O'Donnell
          37 Old Courthouse Square
          Santa Rosa, CA  95404

        If an employee wishes to discuss any matter with the Audit Committee, the employee should include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate.

    4.  Audit Committee Consideration and Review

        At each of its meetings, including any special meeting called by the Chair of the Audit Committee following receipt of any employee submission described above, the Audit Committee shall review and consider any such complaints or concerns that it has received and take any action that it deems appropriate in order to respond.

    5.  Retention of Submissions

        The Audit Committee shall retain any employee submissions described above for a period of not less than five years.

C.  Failure to Report

    An employee who has such knowledge of suspected violations of and fails to report such activity may be subject to disciplinary action and could be implicated in some circumstances as an accessory to the crime.

D.  No Retaliation

    Employees are protected to the extent provided by law against retaliation by the Company when providing information or assisting with an investigation by regulators, law enforcement, auditors, etc., regarding fraudulent accounts.

E. Whistle Blower Rights & Responsibilities Under California Law In addition to the steps outline above, employees or directors have the right to report violations or non-compliance with state or federal regulators. See Whistle Blower Rights & Responsibilities posters posted on company bulletin boards for details.



Northern Empire Bancshares                  CODE OF CONDUCT AND ETHICS
Revised:  April, 2005